EXHIBIT 23.4

Consent of Netherland, Sewell & Associates, Inc.

 We hereby consent to the incorporation by reference in the Registration Statements (No. 333-108162, No. 333-118976, No. 333-118977, No. 333-124964, 333-143203 and 333-143204) on Form S-8 and (No. 333-18929 and No. 333-82953) on Form S-3 of Noble Energy, Inc. (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated February 21, 2008, in the Annual Report on Form 10-K for the year ended December 31, 2007, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Houston, Texas
February 26, 2008